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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 2 to Registration Statement No. 333-105070 of Sierra Pacific Resources on Form S-3 of our report dated March 7, 2004, which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 and SFAS No. 143, appearing in the Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP


Reno, Nevada
March 9, 2004